     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             GRUBB & ELLIS COMPANY

             (Exact name of Registrant as specified in its charter)

             DELAWARE                 2215 SANDERS ROAD, SUITE 400         94-1424307
  (State or other jurisdiction of         Northbrook, IL 60062          (I.R.S. Employer
  Incorporation or organization)             (847) 753-7500          Identification Number)

   (Address and telephone number of Registrant's principal executive offices)

                             ROBERT J. WALNER, ESQ.
                             GRUBB & ELLIS COMPANY.
                          2215 SANDERS ROAD, SUITE 400
                              NORTHBROOK, IL 60062
                                 (847) 753-7500

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:
                              SCOTT R. HABER, ESQ.
                                Latham & Watkins
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                 (415) 391-0600
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                         DETERMINED BY THE REGISTRANT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED MAXIMUM       AMOUNT OF
                           TITLE OF EACH CLASS OF                             AGGREGATE OFFERING     REGISTRATION
                        SECURITIES TO BE REGISTERED                              PRICE(1)(2)             FEE
Debt Securities.............................................................
Preferred Stock, $0.01 par value............................................
Common Stock, $0.01 par value...............................................
Equity Warrants.............................................................
Debt Warrants...............................................................
    Total                                                                        $150,000,000          $44,250

(1) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o).

(2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                SUBJECT TO COMPLETION, DATED             , 1998

                             GRUBB & ELLIS COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                EQUITY WARRANTS
                                 DEBT WARRANTS

    Grubb & Ellis Company, a Delaware corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, in one or more series or issuances, up to $150,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $0.01 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each, a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

    SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SECURITIES.

    Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture (as herein defined) will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities--Consolidation, Merger and Sale of Assets."

    The Common Stock is traded on the New York Stock Exchange under the symbol "GBE." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange. On March 19, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $11 5/16 per share. The Company has not yet determined whether any of the Debt Securities, Preferred Stock or Warrants offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold directly by the Company, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS             , 1998

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the underwriters may overallot in connection with the offering and may bid for and purchase securities in the open market. For a description of these activities, see "Plan of Distribution."

            CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS, INCLUDING ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE AS SET FORTH IN "INFORMATION INCORPORATED BY REFERENCE," CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATE," "ESTIMATE," "PROJECT," "BELIEVE," AND SIMILAR WORDS OR PHRASES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, and certain of the Company's filings are available at such web site. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

        (1) the Company's Annual Report on Form 10-K/A for the year ended June 30, 1997;

        (2) the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997;

        (3) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997;

        (4) description of Common Stock contained in the Company's Form 8-A Registration Statement used to register the Common Stock and filed with the Commission which was declared effective by the Commission on April 15, 1981, except that authorized shares of capital stock and Common Stock have been increased to 51,000,000 and 50,000,000, respectively; and

        (5) all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c),
    14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus may not be used to consummate sales of offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other Securities covered by this Prospectus.

    The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, upon request, copies of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, Illinois 60062 (telephone 847/753-7500). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                  THE COMPANY

    The Company, a Delaware corporation organized in 1980, is the successor by merger to a real estate brokerage company first established in California in 1958. Unless the context indicates otherwise, all references to the "Company" refer to Grubb & Ellis Company and its wholly owned subsidiaries. The Company is a full service commercial real estate company that provides services to real estate owners/investors and tenants including transaction services and property and facilities management. Additionally, the Company provides financial advisory services as well as consulting and strategic services with respect to commercial real estate. The Company is one of the nation's largest publicly traded commercial real estate firms, based on total revenues.

    Property and facilities management services are provided by Grubb & Ellis Management Services, Inc. ("GEMS"), a wholly owned subsidiary of the Company since January 24, 1996 (at which time GEMS was a majority owned subsidiary). GEMS (formerly Axiom Real Estate Management, Inc.) elected to change its name in September 1997. GEMS has approximately 100 million square feet of property under management.

    Currently, the Company has offices and affiliates in 74 markets throughout the United States, with approximately 4,000 professionals and staff. Internationally, the Company serves the needs of its multinational clients through its European headquarters in London.

STRATEGIC INITIATIVES

    In fiscal 1997, the Company launched several initiatives designed to help meet its goal of enhancing the quality of its service lines and expanding and diversifying sources of revenue beyond traditional commercial brokerage. The Company established the Corporate Services Group and Institutional Services

Group, which will utilize an innovative relationship management system to allow the Company to respond to the increasing demand from major corporate and institutional clients for expanded services through a single point of contact. The Company also launched a national affiliate program, which will enable it to enter markets where it previously did not have a formal presence and to better meet the multi-market needs of national clients. Currently, the Company has formed alliances with 18 independent brokerage firms with a presence in 21 geographic or metropolitan markets in the United States. The Company has also begun to invest in technology systems designed to keep it competitive in future years. Among them is a state-of-the-art, company-wide information sharing and research network, to be implemented over the next 12 to 18 months, which the Company believes will enable professional staff across all offices to work more efficiently, access the latest market intelligence, and more fully address clients' needs.

CREDIT AGREEMENT

    The Company maintains a revolving credit facility ("Credit Agreement") in the amount of $35 million with PNC National Association and American National Bank and Trust Company of Chicago (collectively the "Banks") for general corporate purposes. The Credit Agreement expires on March 13, 2001. As of March 15, 1998, the Company had no outstanding borrowings under the Credit Agreement. The Credit Agreement contains certain restrictive covenants, including, among other things, restrictions on the issuance of debt, prohibition of the payment of dividends, restriction on the issuance of certain types of preferred stock and the maintenance of certain financial ratios. These restrictions may prevent the issuance of certain securities by the Company as set forth in herein, in the absence of the prior approval of the Banks or the termination of the Credit Agreement. There is no assurance that approval by the Banks could be obtained.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, prospective purchasers of the Securities offered hereby should carefully consider the risk factors set forth in "Business" included in the Company's most recently incorporated Annual Report on Form 10-K. See "Information Incorporated by Reference."

                                USE OF PROCEEDS

    Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used for general corporate purposes, which may include the reduction of outstanding indebtedness, working capital increases, acquisitions and capital expenditures. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated:

                       FISCAL YEAR ENDED
---------------------------------------------------------------
 JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
  1993(1)      1994(1)       1995         1996         1997
-----------  -----------  -----------  -----------  -----------
    --           --             1.66         1.76         8.42

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                       FISCAL YEAR ENDED
---------------------------------------------------------------
 JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
  1993(2)      1994(2)      1995(2)      1996(2)       1997
-----------  -----------  -----------  -----------  -----------
    --           --           --           --             4.24

    The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness and amortization of debt issuance costs. The Company did not have any indebtedness or preferred stock outstanding subsequent to June 30, 1997; as such, no ratio information has been provided for the interim period ended December 31, 1997.

------------------------

(1) The Company's earnings were insufficient to cover its fixed charges for the fiscal years ended June 30, 1993 and 1994, by $57,686,000 and $16,943,000,
    respectively.

(2) The Company's earnings were insufficient to cover its fixed charges, including preferred stock dividend requirements, for the fiscal years ended June 30, 1993, 1994, 1995 and 1996, by $58,684,000, $19,437,000, $1,530,000
    and $995,000, respectively.

                       GENERAL DESCRIPTION OF SECURITIES

    The Company directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $150,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $0.01 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each, a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

    The Company maintains the Credit Agreement in the amount of $35 million with the Banks for general corporate purposes. The Credit Agreement expires on March 13, 2001. As of March 15, 1998, the Company had no outstanding borrowings under the Credit Agreement. The Credit Agreement contains certain restrictive covenants, including, among other things, restrictions on the issuance of debt, prohibition of the payment of dividends, restriction on the issuance of certain types of preferred stock and the maintenance of certain financial ratios. These restrictions may prevent the issuance of certain securities by the Company as set forth in herein, in the absence of the prior approval of the Banks or the termination of the Credit Agreement. There is no assurance that approval by the Banks could be obtained.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

    Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and an accompanying Prospectus Supplement.

GENERAL

    The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) any limit upon the aggregate principal amount of the Offered Debt Securities; (5) the date or dates on which the principal of the Offered Debt Securities is payable; (6) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (7) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom such interest is payable; (8) the place or places where the principal of and any interest on the Offered Debt Securities will be payable; (9) the obligation of the Company, if any, to redeem, repurchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repurchased or repaid pursuant to such obligation; (10) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (11) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (12) any addition to or change in the covenants which apply to the Offered Debt Securities; (13) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default;" (14) whether the Offered Debt Securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities;
(15) the terms and conditions, if any, upon which the Offered Debt Securities shall be exchanged for or converted into Common Stock or Preferred Stock; (16) the nature and terms of the security for any secured Offered Debt Securities;
(17) the form and terms of any guarantee of the Offered Debt Securities; and
(18) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

    Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

STATUS OF DEBT SECURITIES

    The Senior Debt Securities will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company.

    The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. With respect to any series of Senior Subordinated Debt Securities, "Senior Indebtedness" of the Company will be defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) and all other monetary obligations of every kind or nature due on or in connection with (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of the Company of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses (a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt
Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; (2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities.

    The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

    No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, if a default in payment or an event of default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or event of default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default (an "Event of Default") in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

    If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional senior indebtedness.

CONVERSION RIGHTS

    The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registerable and exchangeable, and such transfers shall be registerable, or
(iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificate form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificate form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

    Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to any person in one or more related transactions unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after giving effect to the transaction, no Default (as defined in the Indenture) or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

CERTAIN OTHER COVENANTS

    Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

    With respect to any series of Senior Subordinated Debt Securities, the Company will agree not to issue Debt which is, expressly by its terms, subordinated in right of payment to any other Debt of the Company and which is not expressly made PARI PASSU with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

EVENTS OF DEFAULT

    Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise;
(b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and (d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Debt Securities until the Trustee or the holders of at least 50% in principal amount of the then outstanding Debt Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

    If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 50% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

    The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

    The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

    Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security (including default interest); (iii) reduce the principal of, premium, if any, or change the fixed maturity of any Debt Security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto; (iv) make any Debt Security payable in currency other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of, premium, if any, or interest on, any Debt Security;
(vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture or (vii) reduce the principal amount of Original Issue Discount Securities payable upon acceleration of the maturity thereof. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt
Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

    The holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, any Debt Security with respect to the Debt Securities of that series; provided, however, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    LEGAL DEFEASANCE. Unless otherwise specified in the applicable Prospectus Supplement, the Indenture will provide that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies) upon the deposit with the Trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

    DEFEASANCE OF CERTAIN COVENANTS. Unless otherwise specified in the applicable Prospectus Supplement, the Indenture will provide that, upon compliance with certain conditions, the Company may omit to comply with the restrictive covenants contained in the Indenture, as well as any additional covenants or Events of Default contained in a supplement to the Indenture, a Board Resolution or an Officers' Certificate delivered pursuant thereto. The conditions include: the deposit with the Trustee of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

REGARDING THE TRUSTEES

    The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; PROVIDED,

HOWEVER, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person's affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the certificate of designations (a "Certificate of Designations") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

    The Company has authority to issue 1,000,000 shares of preferred stock, $0.01 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). As of March 19, 1998, the Company had no shares of preferred stock of the Company outstanding.

    Prior to issuance of shares of each series, the Board of Directors is required by the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation to adopt resolutions and file a Certificate of Designation (the "Certificate of Designation") with the Secretary of State of the State of Delaware, fixing for each such class or series the designations, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

    Subject to limitation prescribed by the DGCL, the Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 1,000,000 shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of a series of such stock adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

    Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

    Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock, the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of stock of the Company, other than in Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

    Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable Prospectus Supplement, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

    A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

    In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

    Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION AND EXCHANGE RIGHTS

    The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock, another series of Preferred Stock or any other Security will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at the option of the Company, in which case the number of shares of Common Stock, the shares of another series of Preferred Stock or the amount of any other securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

VOTING RIGHTS

    Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

                          DESCRIPTION OF COMMON STOCK

    The Company has authority to issue 50,000,000 shares of Common Stock. As of March 19, 1998, the Company had 19,638,963 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

    The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock of the Company which may be outstanding. Upon liquidation or dissolution of the Company subject to prior liquidation rights of the holders of preferred stock of the Company, the holders of Common Stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

                            SECTION 203 OF THE DGCL

    The Company is subject to the "business combination" statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which a person became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of a least 66 2/3 of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase Preferred Stock or Common Stock ("Equity Warrants") (together, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

DEBT WARRANTS

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants ("Debt Warrant Certificates"), including the following: (1) the title of such Debt Warrants;
(2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant; (8) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of any material federal income tax considerations; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the Debt Securities purchasable upon such exercise.

EQUITY WARRANTS

    The applicable Prospectus Supplement will describe the following terms of Equity Warrants offered thereby: (1) the title of such Equity Warrants; (2) the Securities (i.e., Preferred Stock or Common Stock) for which such Equity Warrants are exercisable; (3) the price or prices at which such Equity Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Equity Warrants are issued, and the number of such Equity Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Equity Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of any material federal income tax considerations; and (7) any other terms of such Equity Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Equity Warrants.

    Holders of Equity Warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

    The exercise price payable and the number of shares of Common Stock or Preferred Stock purchasable upon the exercise of each Equity Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock or a stock split, reverse stock split, combination, subdivision or reclassification of Common Stock or Preferred Stock. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Equity Warrant, the Company may elect to adjust the number of Equity Warrants. No adjustments in the number of shares purchasable upon exercise of the Equity Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Equity Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Equity Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock of Preferred Stock into which such Equity Warrant was exercisable immediately prior thereto.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell or exchange Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods. The Company may also, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K/A) for the year ended June 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Information Incorporated by Reference.....................................    2
The Company...............................................................    3
Risk Factors..............................................................    4
Use of Proceeds...........................................................    4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
  and Preferred Stock Dividends...........................................    5
General Description of Securities.........................................    6
Description of Debt Securities............................................    6
Description of Preferred Stock............................................   14
Description of Common Stock...............................................   17
Section 203 of the DGCL...................................................   17
Description of Warrants...................................................   18
Plan of Distribution......................................................   19
Legal Matters.............................................................   20
Experts...................................................................   20

                                     [LOGO]

                             GRUBB & ELLIS COMPANY

                                  $150,000,000

                                DEBT SECURITIES

                                PREFERRED STOCK

                                  COMMON STOCK

                                EQUITY WARRANTS

                                 DEBT WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

 Securities and Exchange Commission Fee...........................  $  44,250
*Rating Agency Fees...............................................    100,000
*Legal Fees and Expenses..........................................    100,000
*Accounting Fees and Expenses.....................................     75,000
*Printing Expenses................................................    150,000
*Blue Sky Fees....................................................      5,000
*Trustee/Issuing & Paying Agent Fees and Expenses.................     10,000
*Transfer Agent Fees & Expenses...................................     10,000
*Miscellaneous....................................................     50,000
                                                                    ---------
    *Total........................................................  $ 544,250
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the DGCL, enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employer or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    Article X of the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by applicable law, including, without limitation, the DGCL indemnify each director and officer, present or former, of the Company whom it may indemnify pursuant to such applicable law, including certain liabilities under the Securities Act. In addition, Article X of the Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Furthermore, Section 7.01 of the Company's Bylaws provides that the Company shall indemnify, in addition to its directors and officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity to the fullest extent authorized by the DGCL.

    The Company has entered into indemnification agreements with each of its directors and executive officers, which also provide indemnification against certain liabilities, including certain liabilities under the Securities Act. The Company currently maintains directors' and officers' liability insurance in the form of a policy which provides for coverage of liabilities up to a maximum amount of $10 million per policy year (subject to certain minimum initial payments by the Company). The policy insures directors and officers for liabilities incurred in connection with or on behalf of the Company, except for losses incurred on account of certain specified liabilities, including losses from "matters which may be deemed uninsurable under the law pursuant to which this policy shall be construed."

ITEM 16.  EXHIBITS

  4.1(1)  Restated Certificate of Incorporation of the Company.

  4.2(2)  Certificate of Retirement with respect to 130,233 shares of Junior Convertible
            Preferred Stock of the Company.

  4.3(3)  Certificate of Retirement with respect to 8,894 shares of Series A Senior
            Convertible Preferred Stock, 128,266 shares of Series B Senior Convertible
            Preferred Stock and 19,767 shares of Junior Convertible Preferred Stock of the
            Company.

  4.4(4)  Amendment to the Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on December 9, 1997.

  4.5(5)  Amended and Restated Bylaws of the Company.

  4.6     Form of Indenture

  5       Opinion of Latham & Watkins

 12       Statement regarding Computation of Ratios.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Latham & Watkins (included in Exhibit 5).

 24       Powers of Attorney (contained on signature page of this Registration Statement).

------------------------

(1) Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.

(2) Filed as Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996 and incorporated herein by reference.

(3) Filed as Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996 and incorporated herein by reference.

(4) Filed as Exhibit 4.4 to the Company's Form S-8 (Registration No. 333-42741) filed with the Securities and Exchange Commission on December 19, 1997.

(5) Filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Northbrook, State of Illinois on                 ,
1998.

                                GRUBB & ELLIS COMPANY

                                By:              /s/ NEIL R. YOUNG
                                     -----------------------------------------
                                                   Neil R. Young
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert J. Walner and Carol M. Vanairsdale, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on                 , 1998.

               SIGNATURE                                      TITLE
----------------------------------------  ----------------------------------------------

           /s/ NEIL R. YOUNG              President, Chief Executive Officer and
----------------------------------------    Chairman of the Board (Principal Executive
             Neil R. Young                  Officer)

            /s/ BRIAN PARKER              Senior Vice President and Chief Financial
----------------------------------------    Officer (Principal Financial Officer and
              Brian Parker                  Accounting Officer)

          /s/ R. DAVID ANACKER
----------------------------------------  Director
            R. David Anacker

         /s/ LAWRENCE S. BACOW
----------------------------------------  Director
           Lawrence S. Bacow

               SIGNATURE                                      TITLE
----------------------------------------  ----------------------------------------------

           /s/ JOE F. HANAUER
----------------------------------------  Director
             Joe F. Hanauer

         /s/ C. MICHAEL KOJAIAN
----------------------------------------  Director
           C. Michael Kojaian

           /s/ SIDNEY LAPIDUS
----------------------------------------  Director
             Sidney Lapidus

        /s/ REUBEN S. LEIBOWITZ
----------------------------------------  Director
          Reuben S. Leibowitz

        /s/ ROBERT J. MCLAUGHLIN
----------------------------------------  Director
          Robert J. McLaughlin

         /s/ JOHN D. SANTOLERI
----------------------------------------  Director
           John D. Santoleri

           /s/ TODD WILLIAMS
----------------------------------------  Director
             Todd Williams

                                 EXHIBIT INDEX

   4.1(1)  Restated Certificate of Incorporation of the Company.

   4.2(2)  Certificate of Retirement with respect to 130,233 shares of Junior Convertible
           Preferred Stock of the Company.

   4.3(3)  Certificate of Retirement with respect to 8,894 shares of Series A Senior
           Convertible Preferred Stock, 128,266 shares of Series B Senior Convertible
           Preferred Stock and 19,767 shares of Junior Convertible Preferred Stock of the
           Company.

   4.4(4)  Amendment to the Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on December 9, 1997.

   4.5(5)  Amended and Restated Bylaws of the Company.

    4.6    Form of Indenture

    5      Opinion of Latham & Watkins

   12      Statement regarding Computation of Ratios.

   23.1    Consent of Ernst & Young LLP.

   23.2    Consent of Latham & Watkins (included in Exhibit 5).

   24      Powers of Attorney (contained on signature page of this Registration Statement).

------------------------

(1) Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.

(2) Filed as Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996 and incorporated herein by reference.

(3) Filed as Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996 and incorporated herein by reference.

(4) Filed as Exhibit 4.4 to the Company's Form S-8 (Registration No. 333-42741) filed with the Securities and Exchange Commission on December 19, 1997.

(5) Filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and incorporated herein by reference.